NSAR ITEM 77C

Van Kampen American Capital Ohio Quality Municipal Trust (VOQ)


(a)  A Special Meeting of Shareholders was held on October 23, 1996.

(b) The election of Trustees of Van Kampen American Capital Ohio Quality Municipal Trust (the "Trust") included:

     None

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     3,115,837     Against     70,168

     2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

         For     1,939,945     Against     104,043


NSAR ITEM 77C

Van Kampen American Capital Ohio Quality Municipal Trust (VOQ)


(a)  An Annual Meeting of Shareholders was held on May 28, 1997.

(b) The election of Trustees of Van Kampen American Capital Ohio Quality Municipal Trust (the "Trust") included:

     Rod Dammeyer and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     4,971,399     Against     66,440

     4) For each VK Fund, to Ratify the Selection of KPMG Peat Marwick LLP Independent Public Accountants for its Current Fiscal Year.

         For     5,057,104     Against     28,369